EXHIBIT 10(j)

                                 AGREEMENT

      AGREEMENT made December 23, 1981 between Stanley Home Products, Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts ("Stanley") and H.L. Tower, of 250 Halladay Avenue, Suffield, Connecticut ("Employee").

      In consideration of the mutual agreements hereinafter contained, the parties agree as follows:

      l. Normal Retirement.

      (a) Subject to the provisions of paragraph 9 below, if Employee retires on or after July 16, 1997, Stanley will pay him each month for the duration of his life deferred compensation equal to 1/12 of (i) fifty percent (50%) of the average annual compensation received by him in the five most highly compensated years of his final ten years of employment, as determined under paragraph 5 below, less (ii) fifty percent (50%) of his annual Primary Social Security Benefit, as determined in paragraph 6 below.

      (b) The monthly benefit determined under subparagraph (a) above shall be reduced by the value of the monthly retirement benefit, if any, which Employee is entitled to receive from any other qualified or non-qualified plan maintained by Stanley (excluding the portion, if any, of such benefit based on Employee's contributions to such plan) commencing at such time as Employee first becomes eligible to receive such benefit, provided, however, that any such reduction attributable to the Stanley Home Products, Inc. Pension Plan shall be in an amount such that Tower and his spouse, if she survives him, will each receive the same benefit under this Contract and the Pension Plan in combination as he or she would have received under the Contract alone before the Pension Plan was adopted.

      For purposes hereof, the value of the monthly retirement benefit of any amount which Employee is entitled to receive from a defined contribution plan based on Stanley's contributions thereto, e.g. a profit-sharing plan, shall be determined as of the time of Employee's termination by reference to the annuity table set forth in Exhibit A attached. It is recognized by the parties that prior to Employee's termination there may be changes of sufficient importance in one or more of the assumptions upon which this table is based to make appropriate the use of an alternative table. In such case, Stanley may substitute an alternative table but only upon the written recommendation of an independent nationally recognized firm of compensation consultants, as may be selected by it, and after written notice to the Employee.

      2. Early Retirement. Subject to the provisions of subparagraph 2(d) and paragraph 9 below,

      (a) if Employee's employment terminates during the period from July 16, 1987 to July 16, 1997, Stanley will pay him each month for the duration of his life the benefit which would be payable if the provisions of paragraph l above were applied as of the date of such termination, provided that the portion of the benefit determined under subparagraph l(a) shall be reduced by the following percentages based on Employee's age at his termination date (to be adjusted on a daily pro-rata basis if Employee retires on a day other than his birthday):

        Age at Termination         Percentage
        ------------------         ----------

               62-64                   0%
               61                      2%
               60                      4%
               59                      9%
               58                     14%
               57                     19%
               56                     24%
               55                     29%

      (b) if Employee's employment terminates before July 16, 1987, then,

         (i) if such termination is involuntary for any reason other than for cause, he shall be entitled to receive the benefit determined under subparagraph 2(a) above as if he had reached age fifty-five (55) on the date of his termination, provided that such benefit shall not be payable until his fifty-fifth (55th) birthday.

        (ii) if such termination is voluntary, he shall be entitled to receive an annual retirement benefit commencing on his fifty-fifth (55th) birthday, and payable for the remainder of his life equal to the amount by which (A) the product of the number of years of employment by Stanley multiplied by $3,000 exceeds (B) the sum of the annual retirement benefits received by Employee from any other qualified or non-qualified plan maintained by Stanley, provided that the annual benefit payable under this clause (ii) shall not exceed $50,000. For the purposes hereof, the annual retirement benefit of any amount which Employee is entitled to receive from a defined contribution plan, e.g. a profit sharing plan, shall be the annuity value of such amount based on the U.S. Life and Actuarial Tables set forth in the Internal Revenue Service Federal Estate Tax Regulations then currently in effect.

    (c) During the period commencing on the latter to occur of his fifty-fifth (55th) birthday or termination date, and ending on his sixty-fifth
 (65th) birthday, or if different by law such other age as then entitles Employee to receive his actual, unreduced Primary Social Security Benefit, Stanley shall pay him an additional monthly amount equal to his Primary Social Security Benefit.

    (d) If Employee's employment terminates by reason of discharge for cause, neither he nor his wife shall be entitled to receive payment of any kind under this Agreement; "cause" hereunder shall mean dishonesty, misconduct, insubordination or any activity which would cause a forfeiture of rights under paragraph 9 below if it occurred following termination of employment.

    3.  Disability.

    (a) In the event Employee becomes disabled after reaching age fifty-five (55) but while still employed by Stanley, he shall receive, commencing with the month following the commencement of his disability, a monthly amount determined under paragraph l that would have been payable to him if he had remained employed until retirement at age sixty-five (65) at the annual rate of compensation in effect at the time of his disability, provided that the amount payable hereunder shall be reduced by the monthly value of any benefit paid to Employee under a sick leave policy or long term disability income plan maintained by Stanley for so long as such benefits remain payable.

    (b) If Employee applies for payment of a social security disability benefit prior to age 65 and his application is denied, the Company shall also pay Employee an additional amount equal to his Primary Social Security Benefit for as long as Employee remains ineligible to receive such social security disability benefit prior to age (sixty-five) 65, or if different by law the then age at which Employee then becomes entitled to receive his actual primary social security benefit.

    For purposes hereof, an Employee shall be deemed to be disabled when he is rendered incapable of performing the work for which he was employed by a medically determinable physical or mental condition which is likely to result in death or to be of long-continued and indefinite duration.

    4.  Survivors Benefit.

    (a) If Employee's employment is involuntarily terminated prior to age fifty-five (55) for any reason other than cause, and he dies subsequent to such termination, Stanley will pay his surviving spouse, subject to subparagraph (d) below, commencing on the date that Employee would have been fifty-five (55) had he lived, a monthly amount for the remainder of her life equal to fifty percent (50%) of the benefit that would have been paid to Employee commencing on his fifty-fifth (55th) birthday, pursuant to clause (i) of subparagraph 2(b).

    (b) In the event that Employee dies after age fifty-five (55) while still employed by Stanhome, Stanhome will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit that would have been paid to Employee under paragraph 1 or subparagraphs 2(a) and (c), whichever is applicable, had he retired on the day immediately prior to the date of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

    (c) In the event that Employee's employment by Stanhome terminates after age fifty-five (55) and he subsequently dies while receiving payments hereunder, Stanhome will pay his surviving spouse, subject to subparagraph
 (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit he was receiving at the time of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit. In the event Employee was disabled and had been receiving a benefit under paragraph 3, the surviving spouse shall be entitled to receive fifty percent (50%) of the benefit payable under paragraph 3 without reduction thereunder for any benefits being paid to Employee under a sick leave policy or a long-term disability income plan maintained by Stanhome except to the extent such benefits remain payable to such spouse following Employee's death, provided however that supplemental social security payments, pursuant to subparagraph 3(b) of this contract to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until the she reaches age sixty-five (65), or, if different by law, such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

    (d) No amounts shall be paid a surviving spouse under subparagraphs
 (a), (b), or (c) above unless she shall have survived Employee for a period of thirty (30) days and shall have been married to him throughout the one year period ending on Employee's date of death. Further, if the age of the Employee at the date of his death exceeds the age of his surviving spouse on such date by more than five years, the benefit payable to such spouse hereunder shall be actuarially reduced in a manner calculated to reflect the difference in her actual life expectancy at the time of his retirement and her life expectancy if she were five years younger than Employee.

    (e) If the sum of $20,000 exceeds the total amount paid to the surviving spouse at time of her death, such excess shall be paid to a beneficiary to be designated by Employee, or in the absence of his designation, by his surviving spouse, in writing to Stanley, provided that in the event no beneficiary has been designated or the designated beneficiary does not survive such spouse for a period of thirty (30) days, such excess shall be paid to the personal representative of the surviving spouse.

    5. Annual Compensation. For purposes hereof, Employee will be deemed to have been employed for the entire calendar month during which his employment terminates and his annual compensation shall be measured on the basis of twelve month periods ending with the last day of such month.

    "Compensation", for purposes hereunder, shall include total wage, salary and commission payments received by Employee from the Company, including base pay, overtime, bonuses, and cash dividend equivalency payments made to him under Section 2(d)(ii) of the March 15, 1978, Employment Agreement between Employee and Stanley, but not including Stanley contributions under Stanley's Employees' Profit Sharing Retirement Plan, Pension Plan, or under any group life insurance or other qualified or non-qualified employee retirement or benefit plan or any payment designated by Stanley as an allowance for Employee's business expenses. Management Incentive Plan bonuses which are normally awarded in the first half of March of each year if the Plan criteria are met, shall be deemed to have been received, whether or not payment is deferred, in the calendar year with respect to which such bonus is earned, allocated thereto on a monthly basis. Other compensation whose receipt is deferred by Employee shall be deemed to have been received for the purposes hereof at the time such compensation would have been received, if there had been no such deferral.

    In the event Employee's compensation for the last twelve month period cannot be determined by the time the first payment becomes due hereunder, e.g., due to a bonus payable on the results of the Stanley's operations for a year in which Employee retires prior to the end of such year, then the first payments due hereunder shall be based on the estimated amount that Employee will be entitled to actually receive. The exact amount due Employee shall be determined as soon as practicable, provided that following such determination and corresponding adjustment in the monthly payment to Employee Stanley shall pay Employee an additional lump sum to adjust for any underpayment to Employee and Employee shall refund to Stanley any overpayment.

    If Employee has been employed for less than ten (10) years at the time of his termination, his compensation shall be based on the five most highly compensated years of the years employed, or if employed for less than five years, based on such lesser number of years employed.

    6.  Primary Social Security Benefit.  Employee's Primary Social
 Security Benefit shall be determined on the day prior to the date on which Employee's employment with Stanley terminates and shall be equal to the estimated old age retirement benefit Employee will be entitled to receive under the Federal Social Security Act at age sixty-five (65) (or if different by law such other age as may then entitle a person to receive his social security retirement benefits based on his unreduced "primary insurance amount" under the Social Security Act as then in effect) based on his earnings up to the day preceding his termination date.

    7.  Payment.

    (a) Amounts payable under the above paragraphs will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Employee's death occurs.

    (b) Notwithstanding any otherwise applicable provision of this agreement to the contrary, the retirement benefits due to Tower (or his beneficiary) under this Agreement, if any, shall be paid in a lump sum upon the occurrence of a Change in Control (as defined in Annex A attached hereto) of the Company. Such lump-sum payment shall be the present value of the benefit payable to Tower hereunder using the Pension Benefit Guaranty Corporation immediate annuity interest rate as is in effect for the month in which the payment is mad and the mortality table based on the UP-1984 Table, all as in accordance with generally acceptable actuarial principles.

    8.  Confidential Information and Covenant Not to Compete.

    (a) Employee agrees that following termination of employment he will not disclose any trade secrets or any confidential information nor do anything detrimental to Stanley or any of its affiliated companies.

    (b) Employee will neither engage nor assist, during his life, directly or indirectly, in work for or with any business organization using any direct selling sales method in the sale of merchandise, nor in any activity competitive, directly or indirectly, with Stanley or any of its affiliated companies, without Stanley's written consent in advance, nor will he do anything to interfere, directly or indirectly, with the business of Stanley of any of its affiliated companies. "Direct selling sales method" shall mean the selling or offering to sell, either through employee sales personnel or through or by independent salespersons, to consumer purchasers or prospective consumer purchasers at their residences or at other places not under the control of the seller. This includes, but is not limited to, party plan or home demonstration, club demonstration and door-to-door selling.

    (c) Employee's obligations under the foregoing subparagraphs of this paragraph 8 shall continue notwithstanding the termination of his rights to receive any payments hereunder.

    9. Forfeiture of Payments. Stanley may discontinue payments hereunder and have no further liability under this Agreement in the event that Employee fails to observe any of the terms of this Agreement, provided, however, that if his failure to observe is limited to the terms of subparagraph 8(b) above and is his first failure, Stanley shall give him written notice thereof, and if, within 15 days of such notice, Employee gives Stanley written notice of his discontinuance of the activity complained of, payments hereunder shall be reinstituted.

    10. Assignment. Neither Employee nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable. All rights under the Contract are merely unsecured contractual rights of Employee or Employee's spouse against Stanhome. Employee and Employee's spouse are unsecured general creditors of Stanhome. Stanhome intends to set aside certain assets in a trust for the payment of benefits under this Contract. In the event of the insolvency or bankruptcy of Stanhome, any assets set aside in such trust shall at all times be subject to the claims of Stanhome's general creditors as if such assets were general assets of Stanhome.

    11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of Stanley and any such successor shall be deemed substituted for Stanley under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Stanley.

    12. Not an Employment Agreement. This Agreement is not an employment agreement and Stanley reserves the right to discharge Employee with or without cause. The Agreement in no way affects his rights under the Stanley Home Products, Inc. Employee's Profit Sharing Retirement Plan or Pension Plan or under any Stanley group or other insurance policy.

    13. Notices.   Any notice required or permitted to be given under this
 Agreement shall be sufficient if in writing, and if sent by registered mail, or delivered, to his residence in the case of Employee, at 250 Halladay Avenue, Suffield, Connecticut, or, in the case of Stanley, to its principal office at 333 Western Avenue, Westfield, Massachusetts,
 Attention:   Secretary.  Either party may change the address to which
 notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

    14. Waiver of Breach. The waiver by Stanley of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

    15. Governing Law. This Agreement shall be deemed made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.

    16. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supercedes the retirement benefits provided under subparagraph 2(c) of the Employment Agreement as of March 15, 1978, between Employee and Stanley. It may not be changed orally but only by an agreement in writing signed by Employee and for Stanley by an officer duly authorized to enter into said amendment by the Board of Directors.

    17. Severability. In the event that any of the terms or provisions of this Agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the Agreement and any such invalid or inoperative term or provision shall be deemed severable.

    IN WITNESS WHEREOF, the parties have executed this Agreement.

                                 STANHOME INC.



                                 BY:/s/ G.W. Seawright
                                    -----------------------

    /s/ H.L.Tower
  ---------------------
       H.L. Tower                Attest:


                                 /s/ Bruce H. Wyatt
                                 -------------------------
                                 Secretary




                                                           EXHIBIT "A"

                             Life Annuity Value

      Age

 Male        Female           Value of $1. payable annually for
                              life, with first payment at age
                              shown on left
 49            55                        11.7932
 50            56                        11.6405
 51            57                        11.4831
 52            58                        11.3209
 53            59                        11.1537
 54            60                        10.9814
 55            61                        10.8037
 56            62                        10.6203
 57            63                        10.4301
 58            64                        10.2325
 59            65                        10.0274
 60            66                        9.8156
 61            67                        9.5977
 62            68                        9.3737
 63            69                        9.1434
 64            70                        8.9066
 65            71                        8.6649
 66            72                        8.4198
 67            73                        8.1739
 68            74                        7.9286
 69            75                        7.6846
 70            76                        7.4421






                                  ANNEX A

      Change In Control:

      As used herein, a "Change in Control" means a Change in Control of a nature that would, in the opinion of Company counsel, be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if

      (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or any subsidiary of the Company, any trustee or fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

      (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who had entered into an agreement with the Company to effect a transaction described in Clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof; or

      (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
      (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

      (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.